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                                                                    EXHIBIT 99.3
                             GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                           NEW YORK, NEW YORK 10004

           OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                      OF

                       SANTA FE PACIFIC GOLD CORPORATION

                                      FOR

                        0.40 OF A SHARE OF COMMON STOCK

                                      OF

                          NEWMONT MINING CORPORATION

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
   CITY TIME, ON    , 1997, UNLESS THE OFFER IS EXTENDED. SANTA FE SHARES
    WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME
                    PRIOR TO THE EXPIRATION OF THE OFFER.

                                                                         , 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  We have been appointed by Newmont Mining Corporation, a Delaware corporation ("Newmont Mining"), to act as Dealer Manager in connection with Newmont Mining's offer to exchange 0.40 of a share of Common Stock, par value $1.60 per share, of Newmont Mining (the "Newmont Mining Common Stock") for each outstanding share of Common Stock, par value $0.01 per share (each a "Santa Fe Share" and collectively the "Santa Fe Shares"), of Santa Fe Corporation, a Delaware corporation ("Santa Fe"), including the associated preferred share purchase rights (each a "Santa Fe Right" and collectively the "Santa Fe Rights") issued pursuant to the Santa Fe Rights Agreement, dated as of January 26, 1995, as amended, between Santa Fe and Harris Trust and Savings Bank, as Rights Agent, upon the terms and subject to the conditions set forth in the
Prospectus, dated    , 1997 (the "Prospectus"), and in the related Letter of
Transmittal (which together constitute the "Offer"), enclosed herewith.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE MINIMUM TENDER CONDITION, THE RIGHTS PLAN CONDITION, THE DGCL 203 CONDITION, THE POOLING CONDITION, THE HOMESTAKE MERGER AGREEMENT CONDITION, THE NEWMONT STOCKHOLDER APPROVAL CONDITION AND THE HSR CONDITION (IN EACH CASE AS DEFINED IN THE PROSPECTUS). SEE "THE OFFER--CONDITIONS OF THE OFFER" IN THE PROSPECTUS.

  Newmont Mining expressly reserves the right to (i) extend, amend or modify the terms of the Offer in any manner and (ii) withdraw or terminate the Offer and not accept for exchange any Santa Fe Shares if any of the conditions to the Offer are not satisfied.

  Stockholders will be required to tender one Santa Fe Right for each Santa Fe Share tendered in order to effect a valid tender of Santa Fe Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Santa Fe Distribution Date (as defined in the Prospectus) occurs, a tender of Santa Fe Shares will constitute a tender of the associated Santa Fe Rights. See "The Offer--Procedure for Tendering" in the Prospectus.

  For your information and for forwarding to your clients for whom you hold Santa Fe Shares registered in your name or in the name of your nominee(s), or who hold Santa Fe Shares registered in their own names, we are enclosing the following documents:
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    1. Prospectus dated    , 1997;

    2. Letter of Transmittal (together with accompanying Substitute Form W-9) to be used by holders of Santa Fe Shares in accepting the Offer and tendering Santa Fe Shares;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Santa Fe Shares are not immediately available, if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined in the Prospectus) or if the procedure for book-entry transfer cannot be completed on a timely basis;

    4. A letter which may be sent to your clients for whose accounts you hold Santa Fe Shares registered in your name or in the name of your nominee(s), with space provided for obtaining such clients' instructions with regard to the Offer;

    5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6. A return envelope addressed to the Exchange Agent.

  Newmont Mining will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the Dealer Manager and the Information Agent as described in the Prospectus) in connection with the solicitation of tenders of Santa Fe Shares and Santa Fe Rights pursuant to the Offer. Newmont Mining will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Newmont Mining will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Santa Fe Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
MIDNIGHT, NEW YORK CITY TIME, ON    , 1997, UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Prospectus) in connection with a book-entry transfer, and any other required documents, should be sent to the Exchange Agent, and certificates evidencing the tendered Santa Fe Shares should be delivered or such Santa Fe Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus. If holders of Santa Fe Shares wish to tender Santa Fe Shares, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "The Offer--Procedure for Tendering" in the Prospectus.

  Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Prospectus.

  Additional copies of the enclosed materials may be obtained from the Information Agent, Georgeson & Company Inc. by calling 1-800-223-2064 (Toll
Free).

                                          Very truly yours,

                                          Goldman, Sachs & Co.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF NEWMONT MINING, THE DEALER MANAGER, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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